Exhibit 99.1

CONTACT:	Thomas M. Friel, (800) 544-2411 or (702) 495-4210

Executive Vice President, Chief Accounting Officer and Treasurer

Lori B. Nelson, (800) 544-2411 or (702) 495-4248
Director of Corporate Communications

FOR IMMEDIATE RELEASE:	February 3, 2009

Station Casinos Announces Solicitation of Acceptances For
Restructuring Plan; Fertitta Family and Colony Capital Commit to Invest,
In the Aggregate, Up to $244 Million If Acceptable Accord is Reached

Company Elects Not to Make $14.6 Million Interest Payment
On Subordinated Notes As It Launches Plan

Preliminary Fourth Quarter Results Show a 19% Revenue
Decline and an Operating Loss of Approximately $2 Million (excluding anticipated impairments); Company
Confirms Cash Position of Approximately $350 Million

LAS VEGAS — Station Casinos, Inc. (“Station” or the “Company”) today announced that it is soliciting votes from its bondholders in favor of a restructuring plan that the Company’s equity sponsors and lead senior secured lenders have already agreed to support.  As part of the restructuring plan, the Company and certain affiliates are offering the bondholders a combination of secured notes and cash in exchange for their outstanding bonds.  The purpose of the restructuring plan is to significantly reduce the outstanding principal amount of indebtedness and cash interest expense of the Company.

The Company said that affiliates of the Fertitta family and Colony Capital have committed, as part of the restructuring plan, to contribute in the aggregate up to $244 million in cash if an acceptable agreement is reached with all of the Company’s lending constituents.  Members of the Fertitta family that would be participating in this contribution of additional capital include Frank J. Fertitta III, Chairman and Chief Executive Officer of the Company, and Lorenzo J. Fertitta, Vice Chairman of the Company.

The Company also announced today that it elected not to make a scheduled $14.6 million interest payment yesterday, as it is launching the proposed restructuring plan.

The Company noted that as of January 31, 2009, it had approximately $350 million of cash on hand to pay expenses, fund operations and maintain its business interests and properties.  The Company also said that preliminary expectations of its financial results for the quarter ended December 31, 2008 showed a 19% decrease in revenues to $290 million from $358 million for the same period in 2007 and operating losses of approximately $2 million (excluding anticipated impairments), compared to operating losses of $377 million for the same period in 2007 (including one-time charges).  Adjusted EBITDA for the quarter is expected to be in the range of $97 million to $101 million, which is a decrease in the range of 23% to 26% compared to $132 million for the same period in 2007.

The Company noted that the results in this release are preliminary and are subject to completion of the final financial statements, including the audit of those financial statements by the Company’s internal and independent accounting professionals and review by the Company’s audit committee.

Frank J. Fertitta III, Chairman and Chief Executive Officer of Station, said, “We believe the proposed restructuring plan is in the best interest of all of our constituents.  We have an outstanding company, a loyal customer base and we believe the best team members in the industry.  It is no secret that current economic conditions in our country have had an adverse effect on Las Vegas in general and the casino business in particular.  However, we believe that the steps we have taken and those we are proposing to take will result in our company being well positioned for the future.”

Solicitation of Plan Acceptances

The Company said it is soliciting (the “Acceptance Solicitation”) from eligible institutional holders (each, a “Holder” and collectively, the “Holders”) of its outstanding 6% Senior Notes due 2012 (referred to as “Old 2012 Senior Notes”), 7¾% Senior Notes due 2016 (referred to as “Old 2016 Senior Notes” and together with the Old 2012 Senior Notes, the “Old Senior Notes”), 6½% Senior Subordinated Notes due 2014 (referred to as “Old 2014 Subordinated Notes”), 6 7/8% Senior Subordinated Notes due 2016 (referred to as “Old 2016 Subordinated Notes”) and 6 5/8% Senior Subordinated Notes due 2018 (referred to as “Old 2018 Subordinated Notes” and collectively with the Old 2014 Subordinated Notes and the Old 2016 Subordinated Notes, the “Old Subordinated Notes” and collectively with the Old Senior Notes, the “Old Notes”) ballots (“Ballots”) for a vote in favor (“Acceptances”) of a plan of reorganization (the “Plan”) for the resolution of outstanding claims against the Company.

If the Company obtains sufficient Acceptances of the Plan, the Company may determine to implement the Plan by commencing a voluntary case under chapter 11 of the U.S. Bankruptcy Code.   Pursuant to the Plan, the Holders of Old Senior Notes will receive $400 in aggregate principal amount of 10% Second Lien Notes due 2014 issued by the Company (the “Second Lien Notes”) and $100 in cash for each $1,000 in principal amount of Old Senior Notes and Holders of Old Subordinated Notes will receive $70 in aggregate principal amount of 10% Third Lien Notes due 2014 issued by the Company (the “Third Lien Notes” and together with the Second Lien Notes, the “New Notes”) and $30 in cash for each $1,000 in principal amount of Old Subordinated Notes.  The cash consideration will be funded with cash on hand and proceeds from the sale of capital stock to, or capital contributions made by, affiliates of certain indirect equityholders of the Company. Holders that submit Ballots will also agree to support the Plan.

The New Notes will be senior obligations of the Company that are guaranteed by the restricted subsidiaries of the Company and, subject to required third party consents and to the extent permitted by gaming and other applicable laws, secured by second and third priority liens, as applicable, on all of the Company’s assets that will secure its obligations under the amended and restated credit facility that will be put in place upon consummation of the restructuring.

The lead lenders for the CMBS financing, the $250 million land loan financing and the existing senior secured credit facility have entered into plan support agreements where they have agreed, subject to certain conditions, to support the contemplated restructuring of debt held by the Company and its affiliates in accordance with agreed upon terms and conditions.

BALLOTS FOR THE PLAN OF REORGANIZATION MUST BE RECEIVED BY 12:00 MIDNIGHT, NEW YORK CITY TIME ON MARCH 2, 2009 (SUCH TIME AND DATE AS THE SAME MAY BE EXTENDED, THE “VOTING DEADLINE”).

The following table sets forth the various series of Old Notes with respect to which Ballots are being solicited and the consideration that will be paid on the effective date of the Plan (the “Plan Consideration”).

			Per $1,000 in principal amount of Old Notes
Title of Old Notes	CUSIP/ISIN	Principal Amount Outstanding as of December 31, 2008	Principal amount of New Notes issued for Old Notes in the Plan	Cash Consideration for Old Notes
6% Senior Notes due 2012	857689AV5 / US857689AV53	$450,000,000	$400	$100
7¾% Senior Notes due 2016	857689BA0 / US857689BA08	$400,000,000	$400	$100
6½% Senior Subordinated Notes due 2014	857689AR4 / US857689AR42	$450,000,000	$70	$30
6 7/8% Senior Subordinated Notes due 2016	857689AT0 / US857689AT08	$700,000,000	$70	$30
6 5/8% Senior Subordinated Notes due 2018	857689AZ6 / US857689AZ67	$300,000,000	$70	$30

The Plan Consideration in the preceding table includes payment of all accrued and unpaid interest with respect of the Old Notes to and including the date of payment pursuant to the Plan.  No additional payment in respect of accrued interest will be made pursuant to the Plan.

The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Acceptance Solicitation is being made only to “qualified institutional buyers” and to certain non-U.S. investors located outside the United States. The Acceptance Solicitation is made only by, and pursuant to, the terms set forth in the confidential solicitation statement, and the information in this press release is qualified by reference to the confidential solicitation statement and the accompanying Ballots.  Subject to applicable law, the Company may amend, extend or terminate the Acceptance Solicitation.

Documents relating to the Acceptance Solicitation will only be distributed to Holders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for this private offer.  Holders who desire a copy of the eligibility letter or solicitation materials relating to the Acceptance Solicitation should contact D.F. King & Co., Inc., the voting agent and information agent for the Acceptance Solicitation, at (800) 628-8532 (Toll-Free) or (212) 269-5550 (Collect).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Bond Payment on Subordinated Notes

The Company also announced that it elected not to make a scheduled $14.6 million interest payment that was due yesterday to holders of the Company’s $450 million 6½ % Senior Subordinated Notes due February 1, 2014, as it launched the proposed restructuring plan to its bondholders. The Old 2014 Subordinated Notes provide for a 30-day grace period which ends March 3, 2009.  While the Company is hopeful that it will achieve a restructuring plan with its lenders and sponsors in the near term, it can offer no assurances. If the interest payment is not paid or waived by the end of the grace period, an event of default would occur which could result in an acceleration of the Old 2014 Subordinated Notes and a consequent cross-acceleration of virtually all of the Company’s debt.

Results of Operations

The Company’s net revenues for the fourth quarter ended December 31, 2008 are expected to approximate $290 million, which is a 19% decrease compared to $358 million for the same period in 2007.  Operating loss, before any recognized impairment loss is expected to be approximately $2 million, compared to an operating loss of $377 million for the same period in 2007 (including one-time charges).  The Company said it is still in the process of evaluating certain assets for impairment.  Adjusted EBITDA(1) for the quarter is expected to be in the range of $97 million to $101 million, which is a decrease in the range of 23% to 26% compared to $132 million for the same period in 2007.

Adjusted EBITDA is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for the valuation of gaming companies.  EBITDA and Adjusted EBITDA are further defined in footnote 1.

Gun Lake Project

On January 30, 2009, the United States Department of Interior accepted approximately 147 acres of real property into trust in Allegan County, Michigan, for the benefit of the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians, a federally recognized Native American tribe commonly referred to as the Gun Lake Tribe (“Gun Lake”).  MPM Enterprises, LLC (“MPM”), which is 50% owned by a subsidiary of the Company, has entered into amended and restated development and management agreements with Gun Lake pursuant to which MPM will assist Gun Lake in developing and operating a gaming and entertainment facility on such property.  The timing and feasibility of the project are dependent upon the receipt of all necessary governmental and regulatory approvals.

Company Information and Forward Looking Statements

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering.  Station owns and operates Red Rock Casino Resort Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Rancho and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Wildfire Boulder, Gold Rush Casino and Lake Mead Casino in Henderson, Nevada.

Station also owns a 50% interest in Green Valley Ranch Station Casino, Aliante Station Casino and Hotel, Barley’s Casino & Brewing Company, The Greens and Wildfire Lanes in Henderson, Nevada and a 6.7% interest in the joint venture that owns the Palms Casino Resort in Las Vegas, Nevada.  In addition, Station manages Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein.  Such risks and uncertainties include, but are not limited to, the ability to recognize the benefits of the Company’s merger (the “Merger”) with FCP Acquisition Sub, a Nevada corporation (“Merger Sub”), pursuant to which Merger Sub merged with and into the Company with the Company continuing as the surviving corporation, which was completed on November 7, 2007, pursuant to the Agreement and Plan of Merger dated as of February 23, 2007 and amended as of May 4, 2007, among the Company, Fertitta Colony Partners LLC, a Nevada limited liability company, and Merger Sub; the impact of the substantial indebtedness incurred to finance the consummation of the Merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2007, and its Registration Statement on Form S-3ASR File No. 333-134936.  All forward-looking statements are based on the Company’s current expectations and projections about future events.  All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Development of the proposed gaming and entertainment projects with the Gun Lake Tribe, the Federated Indians of Graton Rancheria, the Mechoopda Indian Tribe of Chico Rancheria and the North Fork Rancheria of Mono Indians and the operation of Class III gaming at each of the projects is subject to certain governmental and regulatory approvals, including, but not limited to, approval of state gaming compacts with the State of Michigan or the State of California, the Department of the Interior completing the process of taking land into trust for the benefit of the tribes and approval of the management agreements by the National Indian Gaming Commission.  No assurances can be given as to when, or if, these governmental and regulatory approvals will be received.

(1) EBITDA, earnings before interest, taxes, depreciation and amortization, is a widely used measure of operating performance in the gaming industry and is a principal basis for the valuation of gaming companies. The Company has traditionally adjusted EBITDA when evaluating its own operating performance because it believes that the inclusion or exclusion of certain non-cash recurring and non-recurring items is necessary to present the most accurate measure of its principal operating results and as a means to assess results period over period.  The Company refers to the financial measure that adjusts for these items as Adjusted EBITDA.  The Company believes, when considered with measures calculated in accordance with GAAP, Adjusted EBITDA is a useful financial performance measurement for assessing the operating performance of the Company and is used by management in making financial and operational decisions. In this regard, Adjusted EBITDA is a key metric used by the Company in its individual property budgeting process, when calculating returns on investment on existing and proposed projects and in the evaluation of incentive compensation related to property management. Adjusted EBITDA consists of net income (loss) plus income tax (provision) benefit, interest and other expense, net, loss or gain on asset disposals, net, preopening expenses, equity-based compensation expense, lease termination costs, other non-recurring and non-cash costs, depreciation, amortization and development expense.  The Company has historically reported this measure and management believes that the continued inclusion of Adjusted EBITDA provides the consistency in our financial reporting required by our stakeholders.  In addition, management believes that the holders of the Company’s Senior and Senior Subordinated Notes use Adjusted EBITDA as an appropriate financial measure in determining the value of their investment.  To evaluate Adjusted EBITDA and the trends it depicts, the components should be considered.  The impact of income tax (provision) benefit, interest and other expense, net, loss or gain on asset disposals, net, preopening expenses, equity-based compensation expense, lease termination costs, other non-recurring and non-cash costs, depreciation, amortization and development expense, each of which can significantly affect the Company’s results of operations and liquidity and should be considered in evaluating the Company’s operating performance, cannot be determined from EBITDA. Adjusted EBITDA is used in addition to and in conjunction with GAAP measures and should not be considered as an alternative to net income (loss), or any other GAAP operating performance measure. To compensate for the inherent limitations of the disclosure of Adjusted EBITDA, the Company provides relevant disclosure of its depreciation and amortization, interest and income taxes, capital expenditures and other items in its reconciliations to GAAP financial measures and consolidated financial statements, all of which should be considered when evaluating the Company’s performance.  In addition, it should be noted that not all gaming companies that report Adjusted EBITDA or adjustments to such measures may calculate Adjusted EBITDA or such adjustments in the same manner as the Company, and therefore, the Company’s measure of Adjusted EBITDA may not be comparable to similarly titled measures used by other gaming companies.